EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Kevin Mc Cabe (kmccabe@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS
Second quarter revenues up 74% with increase in Zegerid product sales of 27% from prior year period
Reports first profitable quarter
Provides outlook for 2008 net loss
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (August 4, 2008) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today reported financial and operating results for the quarter ended June 30, 2008. Key financial results for the 2008 second quarter include:
•	Total revenues of $36.0 million, including a $2.5 million milestone and $5.0 million of amortization of deferred revenue upon termination of a co-promotion agreement, compared with $20.7 million in total revenues in the prior year period
•	Net product sales of $24.0 million, compared with $18.8 million in the prior year period
•	Net income of $3.2 million, or $0.06 per share, versus a net loss of $12.9 million, or $0.25 per share, in the prior year period
“We are pleased with our progress toward our corporate objectives, including the growth of ZEGERID® product sales and our recent agreement to promote GLUMETZA®,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We are focused on expanding our sales reach to continue to drive ZEGERID sales and look forward to launching GLUMETZA early in the 2008 fourth quarter.”
Business Highlights
Key second quarter accomplishments and recent highlights include the following:
•	Grew ZEGERID (omeprazole/sodium bicarbonate) brand total prescriptions to approximately 262,000 in the second quarter of 2008, an increase of 28% versus total prescriptions in the second quarter of 2007.
•	Signed an agreement with Depomed, Inc. in July to promote GLUMETZA (metformin hydrochloride extended release tablets) in the U.S. GLUMETZA is a once-daily, extended-release formulation of metformin that incorporates patented drug delivery technology and is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus. Santarus expects to begin sales promotion early in the fourth quarter of 2008.

•	Earned a $2.5 million regulatory milestone in May under Santarus’ over-the-counter (OTC) license agreement with Schering-Plough HealthCare Products, Inc. Schering-Plough is seeking FDA approval to sell a ZEGERID branded omeprazole/sodium bicarbonate OTC product.
•	Received notice that U.S. patent number 7,399,772 was issued by the U.S. Patent and Trademark Office on July 15, 2008. The patent covers methods for treating acid-caused gastrointestinal disorders by administering a solid pharmaceutical composition comprising non-enteric coated omeprazole and certain antacids and provides additional coverage for the ZEGERID Capsule and Powder for Oral Suspension products.
•	Announced clinical results from an abstract and poster presented at the Digestive Disease Week meeting in May summarizing positive data from a pharmacokinetic study. The study results indicated that after seven days of pre-breakfast dosing, ZEGERID Capsules produced significantly greater and significantly faster control of gastric acidity in patients with gastroesophageal reflux disease (GERD) than two branded delayed-release proton pump inhibitors (PPIs).
•	Increased to $25 million the company’s revolving line of credit with Comerica Bank on favorable terms and extended the maturity date to July 2011. Santarus has not drawn on the line of credit to date.
•	Effective with the termination of the co-promotion agreement for ZEGERID prescription products with Otsuka America Pharmaceutical, Inc. on June 30, 2008, Santarus will no longer be obligated to pay a royalty to Otsuka America on ZEGERID net sales.
•	Announced the termination effective October 1, 2008 of the co-promotion agreement with Victory Pharma, Inc. for NAPRELAN® (naproxen sodium) Controlled Release Tablets. Santarus will continue to promote NAPRELAN through September 30, 2008.
Second Quarter 2008 Financial Results
Total revenues for the second quarter of 2008 were $36.0 million, consisting of $24.0 million in net product sales and $12.0 million in contract revenue, which included a $2.5 million regulatory milestone that Santarus earned in May 2008 under its license agreement with Schering-Plough. In addition, with the termination of the co-promotion agreement with Otsuka America, the company recognized $5.0 million in amortization of deferred revenue representing the remaining balance of the upfront payment received from Otsuka America in October 2004. Santarus reported $20.7 million in total revenues in the second quarter of 2007, consisting of net product sales of $18.8 million and $1.9 million in contract revenue.
Net product sales were $24.0 million in the second quarter of 2008, a 27% increase over net product sales of $18.8 million in the second quarter of 2007. The 2008 and 2007 second quarter results consisted of sales of ZEGERID Capsules and Powder for Oral Suspension.
Santarus reported net income of $3.2 million, or $0.06 per share, for the second quarter of 2008, compared with a net loss of $12.9 million, or $0.25 per share, for the second quarter of 2007.
The cost of product sales was $1.7 million in the second quarter of 2008 and $1.7 million in the second quarter of 2007, or 7% and 9% of net product sales, respectively. The decrease in cost of product sales as a percent of net product sales was primarily attributable to lower manufacturing costs associated with ZEGERID Capsules and certain fixed costs being applied to increased sales volumes.
Santarus reported license fees and royalties of $3.4 million in the second quarter of 2008, which consisted of royalties payable to the University of Missouri and to Otsuka America Pharmaceutical, Inc. based on net product sales. License fees and royalties were $2.6 million in the second quarter of 2007.

Selling, general and administrative (SG&A) expenses were $25.8 million for the second quarter of 2008, and $28.5 million for the second quarter of 2007. The decrease in SG&A expenses was primarily attributable to a decrease in selling costs and costs associated with advertising and promotional activities, as well as a decrease in stock-based compensation, offset in part by legal fees associated with patent litigation.
For the six months ended June 30, 2008, the company reported total revenues of $60.5 million, which increased approximately 52% over the prior year period. The current period total revenues consisted of $43.4 million in net product sales and $17.1 million in contract revenue. The contract revenue for the six months ended June 30, 2008 included a $2.5 million milestone and $5.7 million in amortization of deferred revenue representing the remaining balance of an upfront fee received in 2004. This compares with total revenues of $39.7 million for the first six months of 2007, which consisted of $35.8 million in net product sales and $3.9 million in contract revenue.
Santarus reported a net loss of $4.4 million, or $0.09 per share, for the first six months of 2008, which decreased 85% compared with a net loss of $29.4 million, or $0.58 per share, for the first six months of 2007.
As of June 30, 2008, Santarus had cash, cash equivalents and short-term investments of $51.1 million, compared with $64.7 million as of December 31, 2007. The decrease of $13.6 million resulted primarily from the company’s net loss for the six months ended June 30, 2008, adjusted for non-cash stock-based compensation and changes in operating assets and liabilities. In addition, due to the illiquid state of the company’s auction rate securities, Santarus reclassified the fair value of these securities from short-term to long-term investments in the six months ended June 30, 2008. The fair value of Santarus’ auction rate securities was approximately $4.0 million in the company’s condensed balance sheet as of June 30, 2008.
Financial Outlook for 2008
The company affirmed that it expects to report total revenues of $115 million to $125 million, including estimated year-over-year growth of ZEGERID net product sales of 15% to 25%. The company today announced that it expects to report a significantly reduced net loss of less than $12.5 million for fiscal 2008 compared with the net loss of $44.3 million in the prior year. Santarus expects to report a net loss in the third quarter of 2008, and affirmed expectations to achieve breakeven in the fourth quarter of 2008, including contributions from existing contract revenue sources, the components of which may include milestone or other payments.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, August 4, 2008. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 56065158. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed PPI. More information about Santarus is available on the company’s Web site at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected total revenues and net loss, the potential for and timing of breakeven, liquidity and other financial performance, the potential to grow ZEGERID and GLUMETZA brand net product sales, and the potential for and timing of contract revenues. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, its ZEGERID products and any other products that it or its strategic partners market, including Santarus’ ability to successfully launch and increase sales of GLUMETZA; the scope and validity of patent protection for Santarus’ products, including the outcome and duration of its patent infringement lawsuits against Par Pharmaceutical, Inc., and Santarus’ and its strategic partners’ ability to commercialize products without infringing the patent rights of others; Santarus’ dependence on a number of third parties, such as GlaxoSmithKline under license and distribution agreements and Schering-Plough under an OTC license agreement, and whether these arrangements will be successful; competition from other pharmaceutical or biotechnology companies and evolving market dynamics, including the impact of currently available generic PPI products and the introduction of additional generic PPI products; Santarus’ ability to further diversify its sources of revenue and product portfolio; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions, including its ability to access funds that may be available under the revolving line of credit with Comerica Bank; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. NAPRELAN® is a registered trademark of Elan Corporation, plc.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents and short-term investments	$51,053	$64,678
Accounts receivable, net	11,861	9,681
Inventories, net	6,838	6,157
Other current assets	2,552	2,340

Total current assets	72,304	82,856
Long-term restricted cash	1,400	1,400
Long-term investments	4,012	—
Property and equipment, net	1,167	667
Other assets	249	421

Total assets	$79,132	$85,344

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$42,322	$37,355
Allowance for product returns	8,323	5,947
Current portion of deferred revenue	10,365	13,972

Total current liabilities	61,010	57,274
Deferred revenue, less current portion	4,858	12,722
Total stockholders’ equity	13,264	15,348

Total liabilities and stockholders’ equity	$79,132	$85,344

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Product sales, net	$23,954	$18,800	$43,369	$35,827
Contract revenue	12,051	1,930	17,102	3,861

Total revenues	36,005	20,730	60,471	39,688
Costs and expenses:
Cost of product sales	1,701	1,663	3,396	3,310
License fees and royalties	3,369	2,632	6,098	5,016
Research and development	2,241	1,597	3,947	3,231
Selling, general and administrative	25,751	28,535	52,267	59,182

Total costs and expenses	33,062	34,427	65,708	70,739

Income (loss) from operations	2,943	(13,697)	(5,237)	(31,051)
Interest and other income, net	262	761	823	1,679

Net income (loss)	$3,205	$(12,936)	$(4,414)	$(29,372)

Net income (loss) per share:
Basic	$0.06	$(0.25)	$(0.09)	$(0.58)

Diluted	$0.06	$(0.25)	$(0.09)	$(0.58)

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic	51,389,988	50,914,289	51,353,401	50,810,371
Diluted	52,111,524	50,914,289	51,353,401	50,810,371
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